Exhibit 99.1

Pernix Group, Inc. Announces Annual 2015 Financial Results

LOMBARD, IL — March 29, 2016 — Pernix Group, Inc. (OTCQB: PRXG) today announced its financial results for the year- ended December 31, 2015.

Financial Review

The Company is very excited about the BEK Building Group & dck acquisitions in 2015 as it expands the Pernix platform with an increase of valuable resources. The acquisitions have broadened our geographic footprint, end market coverage and service line offerings. With both organic growth in our Department of State business and a solidified Pac Rim operating presence we believe we are well positioned for significant organic and inorganic growth.

Across both public and private sectors we have successfully completed projects for Novartis, Purdue Pharma, Gulfstream Aerospace, Medical University of South Carolina, Texas A&M University, DOS / Freetown and FEA / Kinoya Expansion Construction projects during the year ended December 31, 2015. Upon successful completion of the Kinoya projects, the O&M Agreement between FEA and PFL was amended to include O&M services for the newly installed engines and the master O&M agreement was extended five years and now expires in 2028. In September 2015, the DOS awarded the Company a contract for $81.6 million ($68.5 million net of Value Added Tax) for the U.S. Embassy Berlin as well as several large technical market projects at BEK BG. In March 2016, the DOS awarded the Company a contract for $181.8 million ($169.2 million net of Value Added Tax) for the new U.S. Embassy Compound in Maputo, Mozambique. We are actively pursuing additional DOS projects as well as large commercial and advanced manufacturing opportunities in North America and large projects in Guam with award expectations in mid-2016.

In relation to our recent BEK BG and dck acquisitions, we retained the leadership, operational and functional teams of both acquisitions. These key resources will continue to serve, grow and utilize customer and supplier relationships which will provide the Company with the capabilities to further strengthen and leverage global opportunities.

Nidal Z. Zayed, CEO & President of Pernix stated “This has been a formative year for Pernix, not only did we make two major acquisitions that significantly increased our client base and expanded our global presence, but we received major awards that increased our backlog to unprecedented levels. Our focus in 2016 will be on delivery and performance excellence, we are expanding our BIM capabilities and improving process efficiencies while remaining focused on customer satisfaction.” Mr. Zayed went on to discuss Pernix’s exceptional safety record noting “In 2015 we once again achieved over 3 million man-hours and no lost time incidents.”

Financial Highlights — All figures are in U.S. dollars; comparisons are made between 2015 and 2014 unless otherwise specified.

▪Total Revenue: $195.5 million, an increase of $110.2 million

▪Construction Revenue: $189.4 million

▪Power Generation revenue: $6.0 million

▪Acquisition revenue and gross profit were $159.9 million and $5.2 million, respectively

▪Gross Profit: $7.6 million

▪One-time acquisition related professional and integration costs in the amount of $3.6 million were incurred during the year

▪Cash and Cash Equivalents: $18.8 million, an increase of $7.6 million from prior year

▪The Company entered into long-term debt and line of credit financing agreements with $11.3 million of debt obligation outstanding as of December 31, 2015

▪Backlog as of December 31, 2015 is $379.4 million, which excludes $169.2 million related to our recent DOS Maputo contract award

The Company filed its Form 10-K with the Securities and Exchange Commission on March 29, 2016, which incorporates its audited consolidated financial statements and notes thereto for the year ended December 31, 2016.

About Pernix Group, Inc.

Pernix Group, Inc. is a construction company recognized by Engineering News-Record for being one of the Top 50 American Contractors Working Abroad for the last four years in a row. Headquartered in Lombard, Illinois, Pernix has operations in the United States, Guam, Fiji, Vanuatu, South Korea, Germany and Africa. Pernix has full-scale construction and management capabilities in three primary markets: Federal Government, Commercial & Industrial, and Power. Recently, Pernix Group expanded its domestic Commercial & Industrial operations by acquiring KBR Building Group, now known as BE&K Building Group.  Pernix also expanded its Pacific operations this year by acquiring assets of DCK Pacific Guam, now operating as Pernix Guam LLC.

Forward-Looking Statement

Certain of the statements made in this press release are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and other factors that could cause or contribute to actual results differing materially from such forward-looking statements are discussed in greater detail in the Company’s filings with the U.S. Securities and Exchange Commission.

Marco A. Martinez

Senior Vice President and Chief Financial Officer

PHONE: +1 (630) 620-4787

FAX: +1 (630) 620-4753